UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 16, 2005
ITC HOLDINGS CORP.
(Exact Name of Registrant as Specified in its Charter)
Commission File Number: 001-32576

Michigan (State of Incorporation)	32-0058047 (IRS Employer Identification No.)
39500 Orchard Hill Place, Suite 200, Novi, Michigan 48375
(Address of principal executive offices) (zip code)
(Registrant’s telephone number, including area code): (248) 374-7100
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On August 16, 2005, the board of directors of ITC Holdings Corp. (the “Company”) approved the crediting of a Special Bonus Amount to participants in the Company’s Executive Group Special Bonus Plan (the “Executive Group Plan”), including payments to the Chief Executive Officer and each of the four other most highly compensated executive officers who were serving as executive officers on December 31, 2004 (the “Named Officers”). The Special Bonus Amount to be credited to plan participants on September 16, 2005 is $0.2625 for each option to purchase common stock of ITC Holdings Corp. held by the participant on August 30, 2005. Prior to approving the bonus, the board of directors amended the Executive Group Plan to permit the Special Bonus Amount paid to Mr. Welch on options granted to him before July 25, 2005 to be paid, on this one occasion, as if those options were vested.
The Named Officers will receive bonuses under the Executive Group Plan in the following amounts:

Name	Special Bonus Amount
Joseph L. Welch	$242,404.83
Edward M. Rahill	$41,104.35
Larry Bruneel	$18,429.33
Linda H. Blair	$40,400.85
Joseph R. Dudak	$18,429.33
Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
On August 16, 2005, pursuant to the Company’s bylaws, the Company’s board of directors increased the number of directors by one and appointed Lee C. Stewart to serve as a member of the Company’s board of directors. Mr. Stewart has been appointed to serve as the chair of the Corporate Governance/Nominating Committee, and has also been appointed to serve as a member of the Audit Committee and Compensation Committee of the Company’s board of directors.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
August 22, 2005

ITC HOLDINGS CORP.
By:	/s/ Daniel J. Oginsky
Daniel J. Oginsky
Its:	Vice President and General Counsel